                                                                    EXHIBIT 2.15


                         AGREEMENT AND PLAN OF MERGER



                                BY AND BETWEEN



                              IXL HOLDINGS, INC.,

                            IXL-LOS ANGELES , INC.,

                           SPIN CYCLE ENTERTAINMENT

                                      AND

                             THE SCE SHAREHOLDERS



                            DATED AS OF MAY 8, 1998

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER is entered into this 8th day of May, 1998, by and between SPIN CYCLE ENTERTAINMENT, a California corporation ("SCE"), IXL HOLDINGS, INC., a Delaware corporation ("Parent"), IXL-LOS ANGELES, INC., a Delaware corporation, or its successors or assigns ("Sub"), and the shareholders of SCE as listed on the signature page hereto (the "SCE Shareholders").


                               R E C I T A L S:
                               - - - - - - - -

     A. SCE is engaged in the business of developing internet sites and furnishing internet services, including website design and maintenance (the "SCE Business").

     B. SCE and Sub each desire to merge their respective companies and business operations, all on the terms and subject to the conditions set forth herein (the "Merger").

     C. The SCE Shareholders collectively own 100% of the issued and outstanding capital stock of SCE (the "SCE Stock").

     D. The respective Boards of Directors of Parent, Sub and SCE, and the respective shareholders of Sub and SCE, have approved the Merger, upon the terms and subject to the conditions set forth herein.

     E. The parties hereto intend for the Merger to qualify, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the mutual covenants, benefits, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:


                                   ARTICLE I

                                  THE MERGER

     1.1 THE MERGER. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3 hereof), (a) SCE shall be merged with and into Sub, (b) the separate existence of SCE shall cease, and (c) Sub shall continue as the surviving corporation in the Merger under the laws of the State of Delaware under the name iXLLos Angeles, Inc. For purposes of this Agreement, Sub shall be referred to, for the period commencing on the Effective Time, as the "Surviving Corporation."

     1.2 CLOSING AND CLOSING DATE. Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1 hereof, and

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subject to the satisfaction or waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within five business days after satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof) (the "Closing Date") at the offices of Minkin & Snyder, A Professional Corporation, One Buckhead Plaza, 3060 Peachtree Rd., Ste. 1100, Atlanta, GA 30305, unless another date, time or place is agreed to by the parties.

     1.3 EFFECTIVE TIME OF THE MERGER. At the Closing, the parties hereto shall cause (a) a certificate of merger (the "Delaware Certificate of Merger") to be filed with the office of the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"); and (b) a copy of the Delaware Certificate of Merger (the "California Certificate of Merger;" collectively with the Delaware Certificate of Merger, the "Certificate of Merger") to be filed with the office of the Secretary of State of the State of California in accordance with the provisions of the California General Corporation Law (the "GCL"). When used herein, the term "Effective Time" shall mean the time when the Certificate of Merger has been accepted for filing by the Secretary of State of the States of Delaware and California, respectively, or such time as otherwise specified therein.

     1.4 EFFECT OF THE MERGER. The Merger shall, from and after the Effective Time, have all the effects provided by the DGCL and the GCL. If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes of this Agreement, the parties hereto agree that the Surviving Corporation and its proper officers and directors shall be authorized to take, and shall take, any and all such action.


                                  ARTICLE II

                           THE SURVIVING CORPORATION

     2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Sub, a form of which is attached hereto on Schedule 5.1, shall be the Certificate of
                                      ------------
Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

     2.2 BYLAWS. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. A copy of the Bylaws of Sub is included on Schedule 5.1 hereto.
                                    ------------

     2.3 BOARD OF DIRECTORS; OFFICERS. The Board of Directors and officers of Sub immediately prior to the Effective Time shall be the Board of Directors and officers, respectively, of the Surviving Corporation, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

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                                  ARTICLE III

                             CONVERSION OF SHARES

     3.1  MERGER CONSIDERATION.  As of the Effective Time:

          (a) All shares of SCE Stock owned by SCE shall, by virtue of the Merger and without any action on the part of any shareholder, officer or director of SCE or Sub, be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Each issued and outstanding share of SCE Stock owned by those SCE Shareholders listed on Schedule 3.1(b) hereto shall, upon surrender to Sub, at
                       ---------------
the Closing, of the underlying share certificates, become exchangeable for the amount of cash set forth opposite such SCE Shareholder's name on Schedule 3.1(b)
                                                                 ---------------
hereto.

          (c) Each issued and outstanding share of SCE Stock (other than (i) shares owned by the SCE Shareholders listed on Schedule 3.1(b) hereto; and (ii)
                                               ---------------
any Dissenting Shares, as defined in Section 3.2 hereof) shall, upon surrender to Sub, at the Closing, of the underlying share certificates, be converted into, and become exchangeable for a number of shares of validly issued, fully paid and nonassessable Class B Common Stock of Parent, $.01 par value (the "Parent Stock") based on the following equation:

                         200,000                D  -  C
                                          -  ----------
          PS =                                    10

                      ---------------------------------

                                      Ns


     where:


          C    =    the total amount of cash for which shares of SCE Stock owned by the SCE Shareholders listed on Schedule 3.1(b) hereto
                                                      ---------------
                    shall be exchanged pursuant to the Merger

          $10  =    the per share value of Parent Stock for purposes of the
                    Merger

          PS   =    the number of shares of Parent Stock for which each share of
                    SCE Stock described in Section 3.1(c) hereof shall be exchanged pursuant to the Merger

          D    =    the outstanding indebtedness of SCE (the "SCE Debt"),
                    including without limitation, any non-current liabilities, the current portion of any notes payable plus accrued interest thereon, debt for borrowed money and accrued interest thereon, accrued taxes, accounts payable and accrued expenses, all as of the date three business days prior to the

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                    Closing Date, all as determined in accordance with generally accepted accounting principles ("GAAP")

          Ns   =    the number of issued and outstanding shares of SCE Stock
                    owned by the SCE Shareholders described in Section 3.1(c) hereof on the Closing Date.

          (d) Each issued and outstanding share of common stock of Sub shall, by virtue of the Merger and without any action on the part of any shareholder, officer or director of SCE or Sub, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     3.2 DISSENTING SHARES. Notwithstanding any provision hereof to the contrary, any shares of SCE Stock held by a Dissenting Shareholder (as hereinafter defined) shall not be converted as described in Section 3.1 hereof, but instead shall be converted into the right to receive the consideration due a Dissenting Shareholder pursuant to the DGCL or GCL, as applicable; provided, however, that if a Dissenting Shareholder shall fail to perfect his demand, withdraw his demand or otherwise lose his right for appraisal under the terms of the DGCL or the GCL, as applicable, the SCE Stock held by such Dissenting Shareholder (the "Dissenting Shares") shall be deemed to be converted as of the Effective Time in accordance with the provisions of Section 3.1 hereof. SCE shall not voluntarily make any payment with respect to, settle, or offer to settle or otherwise negotiate, any such demands. The Surviving Corporation shall pay all amounts paid to Dissenting Shareholders without interest thereon (to the extent permitted by applicable law). For purposes hereof, the term "Dissenting Shareholder" shall mean a SCE Shareholder who (a) objects to the Merger; and (b) complies with the applicable provisions of the DGCL or GCL concerning dissenter's rights.

     3.3 NO FURTHER RIGHTS. From and after the Effective Time, holders of certificates theretofore evidencing SCE Stock shall cease to have any rights as stockholders of SCE, except as provided herein or by applicable law.

     3.4 CLOSING OF SCE'S TRANSFER BOOKS. At the Effective Time, the stock transfer books of SCE shall be closed and no transfer of SCE Stock shall be made thereafter. If after the Effective Time, certificates for SCE Stock are presented to Parent or the Surviving Corporation, they shall be canceled and exchanged for a consideration as set forth in Section 3.1 hereof, subject to applicable law in the case of Dissenting Shareholders.


                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF SCE

     SCE, and Stephen P. Jackson (the "Controlling Shareholder"), jointly and severally, represent and warrant to Parent and Sub the representations and warranties set forth in this Article IV, other than those specifically enumerated in the following sentence. In addition, the SCE Shareholders (including the Controlling Shareholder) individually (but not jointly and severally) make the representations and warranties that are stated in this
Article IV to be made by the SCE Shareholders (specifically, those

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contained in Sections 4.2, 4.3(b), 4.5, 4.31, 4.32, 4.33 and 4.34 hereof). The representations and warranties contained in this Article IV shall survive the Closing in accordance with Section 10.1 hereof.

     4.1 ORGANIZATION AND QUALIFICATION. SCE is a corporation duly organized, validly existing and in good standing under the laws of the State of California. SCE has the requisite corporate power and authority to carry on the SCE Business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Articles of Incorporation and Bylaws of SCE as in effect on the date hereof are attached as
Schedule 4.1 hereto.  The minute book of SCE, a true and complete copy of which
------------
has been delivered to Parent, (a) accurately reflects all action taken by the directors and shareholders of SCE at meetings of SCE's Board of Directors or shareholders, as the case may be; and (b) contains true and complete copies, or originals, of the respective minutes of all meetings or consent actions of the directors or shareholders.

     4.2 AUTHORITY. SCE has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by SCE have been duly and validly authorized and approved by SCE's Board of Directors and the SCE Shareholders, and no other corporate or shareholder proceedings on the part of SCE, its Board of Directors or the SCE Shareholders is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by SCE and each SCE Shareholder, and assuming the due authorization, execution and delivery by Parent and Sub, constitutes the valid and binding obligation of SCE and each SCE Shareholder, enforceable against SCE and each SCE Shareholder in accordance with its terms subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     4.3  CAPITALIZATION.

          (a) The authorized capital stock of SCE consists of five million shares of common stock, no par value, of which one million shares are validly issued and outstanding, fully paid and nonassessable. All outstanding capital stock of SCE was issued in accordance with applicable federal and state securities laws. There are no options, warrants, calls, agreements, commitments or other rights presently outstanding that would obligate SCE or any of the SCE Shareholders to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the date hereof, SCE has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in SCE. Schedule 4.3(a) sets forth a list of all holders of record
                      ---------------
of SCE Stock and the number of shares held by each SCE Shareholder.

          (b) All of the issued and outstanding shares of capital stock of SCE are validly issued, fully paid and nonassessable. Except as set forth on
Schedule 4.3(b) hereto, each SCE Shareholder represents and warrants that the
---------------
SCE Stock held by such SCE Shareholder is free and clear of any lien, charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature other than restrictions on transfer imposed by federal and state securities laws (any of the foregoing, a "Lien").

     4.4 SUBSIDIARIES. SCE has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, an "Entity").

     4.5  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.  Except as set forth on
Schedule 4.5 hereto, none of (i) the execution and delivery of this Agreement by
------------
SCE or the SCE Shareholders, (ii) the consummation by SCE and the SCE Shareholders of the transactions contemplated hereby or (iii) compliance by SCE with any of the provisions hereof will:

          (a) conflict with or violate the Articles of Incorporation or Bylaws of SCE;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to SCE or any of the SCE Shareholders, or by which SCE or any of its properties or assets may be bound or affected;

          (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to any other any right of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which SCE is a party or by which SCE or any of its properties or assets may be bound or affected;

          (d) result in the creation of any Lien on any of the property or assets of SCE; or

          (e) require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "Consent"), (i) any government or subdivision thereof, whether domestic or foreign, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (any of the foregoing, a "Governmental Entity"), except for the filing of the Certificate of Merger pursuant to the DGCL and the GCL; or
(ii) any other individual or Entity (collectively, a "Person").

     4.6 FINANCIAL STATEMENTS. SCE has heretofore furnished Parent with a true and complete copy of the unaudited financial statements of SCE for the year ended December 31, 1997 (the "SCE Financial Statements"). Except as disclosed therein, the SCE Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes and normal year-end adjustments in the case of the SCE Financial Statements for the year ended December 31, 1997) consistently followed throughout the period indicated, and present fairly, in all material respects, the financial position and operating results of SCE as of the dates, and during the periods, indicated therein.

     4.7  ABSENCE OF CHANGES. Except as provided in Schedule 4.7 hereto and
                                                    ------------
except as contemplated hereby, since December 31, 1997 (a) SCE has not entered into any transaction that was not in the ordinary course of business; (b) except for sales of services and licenses of software in the ordinary course of business, there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any material asset or property of SCE; (c) there has been (i) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any shareholder of SCE in respect of its stock, whether in cash or property, and (ii) no purchase or redemption of any share of the capital stock of SCE; (d) there has been no declaration, payment, or commitment for the payment, by SCE, of a bonus or other additional salary, compensation, or benefit to any employee of SCE that was not in the ordinary course of business, except for normal year-end bonuses paid in the ordinary course of business; (e) there has been no release, compromise, waiver or cancellation of any debt to or claim by SCE, or waiver of any right of SCE; (f) there have been no capital expenditures in excess of $10,000 for any single item, or $25,000 in the aggregate; (g) there has been no change in accounting methods or practices or revaluation of any asset of SCE (other than SCE Accounts Receivable as defined in Section 4.26 hereof) written down in the ordinary course of business in excess of $10,000 for any single SCE Accounts Receivable, or $25,000 in the aggregate); (h) there has been no material damage, or destruction to, or loss of, physical property (whether or not covered by insurance) adversely affecting the SCE Business or the operations of SCE; (i) there has been no loan by SCE, or guaranty by SCE of any loan, to any employee of SCE; (j) SCE has not ceased to transact business with any customer that, as of the date of such cessation, represented more than 5% of the annual gross revenues of SCE; (k) there has been no termination or resignation of any key employee or officer of SCE, and to the knowledge of SCE, no such termination or resignation is threatened; (l) there has been no amendment or termination of any material oral or written contract, agreement or license related to the SCE Business, to which SCE is a party or by which it is bound, except in the ordinary course of business, or except as expressly contemplated hereby; (m) SCE has not failed to satisfy any of its debts, obligations or liabilities related to the SCE Business or the assets of SCE as the same become due and owing (except for SCE Accounts Payable (as defined in Section 4.27 hereof) payable in accordance with past practices and in the ordinary course of business); (n) there has been no agreement or commitment by SCE to do any of the foregoing; and
(o) there has been no other event or condition of any character pertaining to and materially and adversely affecting the assets, business or financial condition of SCE.

     4.8  UNDISCLOSED LIABILITIES. Except as set forth on Schedule 4.8 hereto,
                                                          ------------
SCE has no debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including, without limitation, any liability or obligation on account of taxes or any governmental charge or penalty, interest or fine, except
(a) liabilities incurred in the ordinary course of business after December 31, 1997, that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of SCE; (b) liabilities reflected on the SCE Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

     4.9  TITLE TO PROPERTIES. Except as set forth on Schedule 4.9 hereto, SCE
                                                      ------------
has good and marketable title to all tangible property and assets used in the SCE Business, and good and valid title to its leasehold interests, in each case, free and clear of any and all Liens other than Permitted Liens (as defined in Section 10.11 hereof).

     4.10 EQUIPMENT. SCE has heretofore furnished Parent with a true and correct list of all items of tangible personal property (including, without limitation, computer hardware) necessary for or used in the operation of the SCE Business in the manner in which it has been and is now operated by SCE ("the SCE Equipment"), except for personal property having a net book value of less than $1,000. Except as set forth on Schedule 4.10 hereto, each material item of SCE
                               -------------
Equipment is in good condition and repair, ordinary wear and tear excepted.

     4.11  INTELLECTUAL PROPERTY.

           (a) No claims are pending or, to the knowledge of SCE, threatened, that SCE is infringing or otherwise adversely affecting the rights of any Person with regard to any material proprietary technology, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, trade secrets, know how or copyrights (or any pending applications for any of the foregoing) used by SCE in the conduct of the SCE Business (the "SCE Intellectual Property Rights"). No Person is, to the knowledge of SCE, infringing the rights of SCE with respect to any SCE Intellectual Property Right. Neither SCE nor, to the knowledge of SCE or the Controlling Shareholder, any employee, agent or independent contractor of SCE, in connection with the performance of such Person's services with SCE, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person, or otherwise violated any confidential relationship with any other Person.

           (b) SCE has heretofore furnished Parent with a true and complete list of all material computer software used by SCE in the conduct of the SCE Business (the "SCE Software"). SCE currently licenses, or otherwise has the legal right to use, all of the SCE Software (including any upgrade, alteration or enhancement with respect thereto), and all of the SCE Software is being used in compliance with any applicable license or other agreement.

     4.12  REAL PROPERTY.  Except as set forth on Schedule 4.12 hereto:
                                                  -------------
           (a) SCE has a good and valid leasehold interest in all real property (including all buildings, improvements and fixtures thereon) used in the operation of the SCE Business (the "SCE Real Property"). SCE owns no real property. Except for Permitted Liens, and for the items set forth on Schedule
                                                                      --------
4.12, there are no Liens on SCE's interest in any of the SCE Real Property.
----

           (b) There are no parties in possession of any portion of the SCE Real Property other than SCE, whether as sublessees, subtenants at will or trespassers.

           (c) To the knowledge of SCE, there is no law, ordinance, order, regulation or requirement now in existence or under active consideration by any Governmental Entity, that would require, under the provisions of any of the SCE Leases (as hereinafter defined), any material expenditure by SCE to modify or improve any of the SCE Real Property to bring it into compliance therewith.

     4.13  LEASES. Schedule 4.13 hereto sets forth a list of all leases pursuant
                   -------------
to which SCE leases, as lessor or lessee, real or personal property used in operating the SCE Business or otherwise (the "SCE Leases"). Copies of the SCE Leases, all of which have previously been provided to Parent, are true and complete copies thereof. To the knowledge of SCE and the Controlling Shareholder, (a) all of the SCE Leases are valid, binding and enforceable against the lessor thereunder, in accordance with their respective terms; and (b) there is not under any such SCE Lease any existing default by the lessor thereunder, or any condition or event that, with notice or lapse of time or both, would constitute a default. SCE has not received notice that the lessor of any of the SCE Leases intends to cancel, suspend or terminate such SCE Lease or to exercise or not exercise any option thereunder. SCE is current in payments on behalf of the lessee under each of the SCE Leases.

     4.14  CONTRACTS. Schedule 4.14 hereto sets forth a true and complete list
                      -------------
of all contracts, agreements and commitments (whether written or oral) to which SCE is, directly or indirectly, a party (in its own name or as a successor in interest), or by which it or any of its properties or assets is otherwise bound, including, without limitation, any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, shareholder agreements, employment agreements, agreements relating to SCE Intellectual Property Rights and the like; excepting only (i) those SCE Contracts which involve less than $10,000 and are cancelable, without penalty, on no more than 90 days' notice, and (ii) SCE Leases that are set forth on Schedule 4.13 hereto (subject to those
                                          -------------
exceptions, all of the foregoing, collectively, the "SCE Contracts"). The aggregate value of all payment obligations and rights to receive payments, under agreements, contracts and commitments (whether oral or in writing) to which SCE is a party or by which it or any of its properties is otherwise bound, and that are not listed on Schedule 4.14, is less than $50,000 (calculating such value by
                  -------------
adding together the value of rights and obligations, and not by determining the net amount thereof).

     True and complete copies of all SCE Contracts (or a true and complete narrative description of any oral SCE Contract) have previously been provided to Parent. Except as specified in Schedule 4.14 hereto, neither SCE nor, to the
                                -------------
knowledge of SCE, any other party to any of the SCE Contracts (x) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the SCE Contracts, or (y) has waived any right it may have under any of the SCE Contracts, the waiver of which would have a material adverse effect on the business, assets or financial condition or prospects of SCE. Except as specified in Schedule 4.14, all of the SCE Contracts constitute the valid and binding obligations of SCE, enforceable in accordance with their respective terms, and, to the knowledge of SCE, of the other parties thereto.

     4.15  DIRECTORS AND OFFICERS. Schedule 4.15 hereto sets forth a list, as of
                                   -------------
the Closing Date, of the name of each director and officer of SCE and the position(s) held by each.

     4.16 PAYROLL INFORMATION. SCE has previously provided Parent with a true and complete copy of the most recent payroll report of SCE, showing all current employees of SCE and their current levels of compensation, other than bonuses and other extraordinary compensation. SCE has paid all compensation required to be paid to employees of SCE on or prior to the date hereof other than compensation accrued in the current pay period.

     4.17  LITIGATION.  Except as set forth on Schedule 4.17 hereto, there is no
                                               -------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of SCE, threatened against or affecting SCE or the SCE Business, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against SCE.

     4.18  EMPLOYEE BENEFIT PLANS/LABOR RELATIONS.

           (a)  Except as disclosed in Schedule 4.18 hereto, there are no
                                       -------------
employee benefit plans, agreements or arrangements maintained by SCE, including, without limitation, (i) "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iii) medical, hospital, accident, disability or death benefit plans (collectively, "SCE Benefit Plans"). All SCE Benefit Plans are administered in accordance with, and are in material compliance with, all applicable laws and regulations. No default exists with respect to the obligations of SCE under any SCE Benefit Plan.

           (b) SCE is not a party to any collective bargaining agreement; no collective bargaining agent has been certified as a representative of any of the employees of SCE; no representation campaign or election is now in progress with respect to any employee of SCE; and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of SCE, threatened, relating to or affecting the SCE Business. To the knowledge of SCE, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

     4.19  ERISA.

           (a) All SCE Benefit Plans that are subject to ERISA have been administered in accordance with, and are in material compliance with, the applicable provisions of ERISA. Each of the SCE Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to meet such requirements within the meaning of such provision. No SCE Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. SCE has not engaged in any nonexempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving SCE Benefit Plans that would subject SCE to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. SCE has not engaged in any transaction described in Section 4069 of ERISA within the last five years. Except as disclosed in Schedule 4.19 hereto or pursuant to the terms of
                              -------------
the SCE Benefit Plans, neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due to any director or other employee of SCE, (ii) increase any benefit otherwise payable under any SCE Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefit to any extent.

           (b) No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any SCE Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to meet the requirements of Section 401(a) of the Code, or by any entity that is considered one employer with SCE under Section 4001 of ERISA or
Section 414 of the Code, within the 12-month period ending on the Closing Date. SCE has not incurred any liability to the Pension Benefit Guaranty Corporation in respect of any SCE Benefit Plan that remains unpaid.

     4.20  TAXES.

           (a)  Except as set forth in Schedule 4.20 hereto, (i) SCE has duly
                                       -------------
and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by SCE on or prior to the Closing Date; (ii) SCE has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by SCE (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the SCE Financial Statements); and (iii) as of the Closing Date, all deficiencies proposed as a result of any audit have been paid or settled.

           (b) SCE is not a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.

           (c) SCE has not consented to have the provisions of Section 341(f)(2) of the Code (or comparable state law provisions) apply to it, and SCE has not agreed or been requested to make any adjustment under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

     4.21 COMPLIANCE WITH APPLICABLE LAWS. SCE holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of SCE, as appropriate, and to carry on the SCE Business as now conducted (the "SCE Permits"). To the knowledge of SCE, SCE is in material compliance with all applicable laws, ordinances and regulations and the terms of the SCE Permits. Except as set forth on Schedule 4.21 hereto, all of the SCE Permits are fully
                       -------------
assignable by SCE in connection with the Merger.  Schedule 4.21 hereto sets
                                                  -------------
forth a true and complete list of all SCE Permits, true and complete copies of which have previously been provided to Parent.

     4.22 BOARD OF DIRECTORS/SHAREHOLDER CONSENT. Both the Board of Directors of SCE and the SCE Shareholders have adopted and approved this Agreement and the transactions contemplated hereby (including, without limitation, the Merger).

     4.23  BROKERS.  Except as set forth on Schedule 4.23 hereto, no broker or
                                            -------------
finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated hereby as a result of arrangements made by or on behalf of SCE.

     4.24  ENVIRONMENTAL MATTERS.

           (a) To the knowledge of SCE, no real property currently or formerly owned or operated by SCE is contaminated with any Hazardous Substance (as hereinafter defined);

           (b) SCE is not a party to any litigation or administrative proceeding nor, to the knowledge of SCE, is any litigation or administrative proceeding threatened against it, that, in either case, asserts or alleges that SCE (i) violated any Environmental Law (as hereinafter defined); (ii) is required to clean up, remove or take remedial or other responsive action due to the disposal, deposit, discharge, leak or other release of any Hazardous Substance; or (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action that arises out of or is related to the disposal, deposit, discharge, leak or other release of any Hazardous Substance.

           (c) To the knowledge of SCE, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by SCE containing materials that, if known to be present in soil or ground water, would require cleanup, removal or other remedial action under Environmental Law.

           (d) To the knowledge of SCE, SCE is not subject to any judgment, order or citation related to or arising out of any Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Law.

           (e) For purposes hereof, (i) the term "Environmental Law" means any federal, state or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances; and (ii) the term "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including, without limitation, any petroleum products, asbestos or polychlorinated biphenyls.

     4.25 INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as provided in Schedule 4.25 hereto, no officer, director, shareholder or employee of SCE
   -------------
and no family member (including a spouse, parent, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any material customer, supplier or competitor of SCE, or in any Person from whom or to whom SCE leases any real or personal property, or in any other Person with whom SCE is doing business whether directly or indirectly (including, without limitation, as a debtor or creditor), whether in existence as of the Closing Date or proposed, other than the ownership of stock of publicly traded corporations.

     4.26 ACCOUNTS RECEIVABLE. All accounts, notes, contracts and other receivables of SCE (collectively, "SCE Accounts Receivable") were acquired by SCE in the ordinary course of business arising from bona fide transactions. To the knowledge of SCE, there are no set-offs, counterclaims or disputes asserted with respect to any SCE Accounts Receivable that would result in claims in excess of the reserve for bad debts set forth on the SCE Financial Statements and, to the knowledge of SCE and subject to such reserve, all SCE Accounts Receivable are collectible in full. SCE has previously provided Parent with a true and complete aging report prepared as of March 24, 1998 which shows the time elapsed since invoice date for all SCE Accounts Receivable as of such date.

     4.27 ACCOUNTS PAYABLE. All material accounts, notes, contracts and other amounts payable of SCE (collectively, "SCE Accounts Payable") are currently within their respective terms, and are neither in default nor otherwise past due by more than 90 days. SCE has previously provided Parent with a true and complete aging report prepared as of April 16, 1998 which shows the time elapsed since invoice date for all SCE Accounts Payable as of such date.

     4.28 INSURANCE. SCE currently maintains, in full force and effect, all insurance policies that are required to be maintained for the conduct of the SCE Business or the ownership of SCE's property (both real and personal) (collectively, the "SCE Insurance Policies"). The SCE Insurance Policies are listed on Schedule 4.28 hereto, and true and complete copies of all SCE
          -------------
Insurance Policies have previously been provided to Parent. SCE (a) is not in default regarding the provisions of any SCE Insurance Policy; (b) has paid all premiums due thereunder; and (c) has not failed to present any notice or material claim thereunder in a due and timely fashion.

     4.29 BANKRUPTCY. SCE has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

     4.30 SCE DEBT. As of the date hereof, the SCE Debt is not in excess of $150,000.

     4.31  INVESTMENT PURPOSE; ACCREDITED INVESTORS OR PURCHASER REPRESENTATIVE.
(a) Each SCE Shareholder receiving Parent Stock in the Merger represents that he
(i) is acquiring the Parent Stock solely for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof; and (ii) will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Parent Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any such shares) except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, other applicable laws, rules and regulations, and the Second Amended and Restated Stockholders' Agreement of Parent, dated December 17, 1997 (the "Stockholders' Agreement"); (b) Each SCE Shareholder receiving Parent Stock in the Merger and identified on Schedule
                                                                   --------
4.31(b) hereto as an accredited investor further represents that he is an
-------
"accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act; and (c) Each SCE Shareholder receiving Parent Stock in the Merger and identified on Schedule 4.31(c) hereto as not an accredited investor further represents that
   -----------------
(i) John Taylor is his Purchaser representative (the "Purchaser representative") as such term is defined in Rule 501 of Regulation D under the Securities Act; and (ii) the Purchaser representative (A) is not an affiliate, director, officer or other employee of Parent, or beneficial owner of 10% or more of any class of the equity securities of, or 10% or more of the equity interest in, Parent; (B) has such knowledge and experience in financial and business matters that he is capable of evaluating, alone, or together with such SCE Shareholder, the merits and risks of the prospective investment in Parent Stock; (C) has been acknowledged by such SCE Shareholder in writing, during the course of the Merger, to be his purchaser representative in connection with evaluating the merits and risks of the prospective investment in Parent Stock; and (D) has disclosed to such SCE Shareholder in writing a reasonable time prior to the Closing any material relationship between the Purchaser representative or his affiliates and Parent or its affiliates that exists, is mutually understood to be contemplated, or has existed at any time during the previous two years, and any compensation received or to be received as a result of such relationship.

     4.32 RESTRICTIONS ON TRANSFER. Each SCE Shareholder receiving Parent Stock in the Merger acknowledges that (a) the Parent Stock received by him hereunder has not been registered under the Securities Act; (b) the Parent Stock may be required to be held indefinitely, and he must continue to bear the economic risk of the investment in such shares unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available; (c) there may not be any public market for the Parent Stock in the foreseeable future; (d) Rule 144 promulgated under the Securities Act is not presently available with respect to sales of any securities of Parent, and such Rule is not anticipated to be available in the foreseeable future; (e) when and if Parent Stock may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule;
(f) if the exemption afforded by Rule 144 is not available, public sale without registration will require the availability of an exemption under the Securities Act; (g) the Parent Stock is subject to the terms and conditions of the Stockholders' Agreement; (h) restrictive legends shall be placed on the certificates representing Parent Stock; and (i) a notation shall be made in the appropriate records of Parent indicating that Parent Stock is subject to restrictions on transfer and, if Parent should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to Parent Stock.

     4.33 ABILITY TO BEAR RISK; ACCESS TO INFORMATION; SOPHISTICATION. (a) Each SCE Shareholder receiving Parent Stock in the Merger represents and warrants that (i) his financial situation is such that he can afford to bear the economic risk of holding Parent Stock acquired by him hereunder for an indefinite period; and (ii) he can afford to suffer the complete loss of such Parent Stock; (b) Each SCE Shareholder receiving Parent Stock in the Merger and listed on Schedule
                                                                        --------
4.31(b) hereto further represents that (i) he has been granted the opportunity
-------
to ask questions of, and receive answers from, representatives of Parent concerning the terms and conditions of the Parent Stock and to obtain any additional information that he deems necessary; (ii) his knowledge and experience in financial business matters is such that he is capable of evaluating the merits and risk of ownership of the Parent Stock; (iii) he has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein; and (iv) he (A) has reviewed the Private Placement Memorandum of Parent dated as of April 24, 1998, as revised as of May 5, 1998 (the "Memorandum"); (B) has carefully examined the Memorandum and has had an opportunity to ask questions of, and receive answers from, representatives of Parent, and to obtain additional information concerning Parent and its Subsidiaries (as hereinafter defined); and (C) does not require additional information regarding Parent or its Subsidiaries in connection with the Merger; and (c) Each SCE Shareholder receiving Parent Stock in the Merger and listed on Schedule 4.31(c) hereto as not an accredited investor further
              ----------------
represents that, either alone or with the Purchaser representative, (i) he has been granted the opportunity to ask questions of, and receive answers from, representatives of Parent concerning the terms and conditions of the Parent Stock and to obtain any additional information that he deems necessary; (ii) his knowledge and experience in financial business matters is such that he is capable of evaluating the merits and risk of ownership of the Parent Stock;
(iii) he has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein; and (iv) he (A) has reviewed the Memorandum; (B) has carefully examined the Memorandum and has had an opportunity to ask questions of, and receive answers from, representatives of Parent, and to obtain additional information concerning Parent and its Subsidiaries; and (C) does not require additional information regarding Parent or its Subsidiaries in connection with the Merger.

     4.34 DISCLOSURE. No statement of fact by SCE or any SCE Shareholder contained herein and no written statement of fact furnished by SCE or any SCE Shareholder to Parent or Sub in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained not materially misleading.


                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Each of Parent and Sub jointly and severally represents and warrants to SCE and the SCE Shareholders, which representations and warranties shall survive the Closing in accordance with Section 10. 1 hereof, as follows:

     5.1 ORGANIZATION AND QUALIFICATION. Each of Parent and its Subsidiaries (as defined in Section 10.11 hereof) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Parent and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificates of Incorporation and Bylaws of Parent and Sub as in effect on the date hereof are attached as Schedule 5.1 hereto.
                                                ------------

     5.2 AUTHORITY. Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by each of Parent and Sub have been duly and validly authorized and approved by their respective board of directors and by Sub's sole shareholder, and no other corporate or shareholder proceedings on the part of either Parent or Sub, or their respective board of directors or shareholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub, and assuming the due authorization, execution and delivery by SCE and the SCE Shareholders, constitutes the valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     5.3  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.  Except as set forth on
Schedule 5.3 hereto, none of the execution and delivery of this Agreement by
------------
Parent or Sub, the consummation by Parent and Sub of the transactions contemplated hereby, or compliance by Parent and Sub with any of the provisions hereof, will:

          (a) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Sub, or the organizational documents of any other Subsidiaries;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or its Subsidiaries, or by which Parent, any of its Subsidiaries, or their respective properties or assets may be bound or affected;

          (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or their respective properties may be bound or affected;

          (d) result in the creation of any Lien on any of the property or assets of Parent or any of its Subsidiaries; or

          (e)  require any Consent of (i) any Governmental Entity (except for
(x) compliance with any applicable requirements of any applicable securities laws, and (y) the filing of the Certificate of Merger pursuant to the DGCL and the GCL); or (ii) any other Person.

     5.4  LITIGATION.  Except as set forth on Schedule 5.4 hereto, there is no
                                              ------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or its Subsidiaries, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Parent or its Subsidiaries that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of Parent and its Subsidiaries, taken as a whole.

     5.5  BROKERS. Except as disclosed on Schedule 5.5 hereto, no broker or
                                          ------------
finder is entitled to any broker's or finder's fee in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Sub.

     5.6  PARENT STOCK

     (a) As of the date hereof the authorized capital stock of Parent consists of (I) (A) 75,000,000 shares of Class A Common Stock, $.01 par value, of which no shares are validly issued and outstanding, and (B) 100,000,000 shares of Class B Common Stock, $.01 par value, of which 8,869,010 shares are validly issued and outstanding (without taking into account any shares of Parent Stock to be issued pursuant to (I) this Agreement, (II) the Agreement and Plan of Merger, dated as of May 4, 1998, among Parent, iXL-New York, Inc., Micro Interactive, Inc. ("Micro") and the shareholders of Micro identified therein (the "Micro Merger"), which Agreement is anticipated to close on or about May 15, 1998, or (III) the proposed Agreement and Plan of Merger among Parent, Sub, Digital Planet ("Digital") and the shareholders of Digital identified therein (the "Digital Merger"), which Agreement is anticipated to be executed and delivered, and closed, on or about May 8, 1998), fully paid and nonassessable;
(ii) 750,000 shares of blank check preferred stock, (A) 250,000 of which have been designated as Class A Convertible Preferred Stock, of which 172,452 shares are validly issued and outstanding, fully paid and nonassessable, (B) 200,000 of which have been designated as Class B Convertible Preferred Stock, of which 98,767 shares are validly issued and outstanding, fully paid and nonassessable, and (C) 15,000 of which have been designated as Class C Convertible Preferred Stock, of which 9,232 shares are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 5.6 hereto, there are no options,
                                      ------------
warrants, calls, agreements, commitments or other rights presently outstanding that would obligate Parent to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the Closing Date, Parent has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in Parent.

     (b) The outstanding shares of capital stock of Parent immediately prior to the Effective Time are set forth on Schedule 5.6 hereto.
                                    ------------

     (c) When delivered to the SCE Shareholders in accordance with the terms hereof, the Parent Stock will be (i) duly authorized, fully paid and nonassessable, and (b) free and clear of all Liens other than restrictions imposed by the Stockholders' Agreement and by federal and state securities laws.

     5.7  SUBSIDIARIES. Except as set forth on Schedule 5.7 hereto, Parent has
                                               ------------
no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any Entity. Schedule 5.7 hereto lists the name of each of the Subsidiaries of
            ------------
Parent, and indicates their respective jurisdictions of incorporation.

     5.8 FINANCIAL STATEMENTS. Parent has heretofore furnished SCE with a true and complete copy of (a) the audited financial statements of iXL Interactive Excellence, Inc. (n/k/a iXL, Inc.) for the years ended December 31, 1993, 1994 and 1995, and for the four-month period ended April 30, 1996; (b) audited combined financial statements for Creative Video, Inc. (n/k/a iXL, Inc.), Creative Video Library, Inc. and Entrepreneur Television, Inc. for the years ended December 31, 1993, 1994 and 1995, and for the four-month period ended April 30, 1996; (c) the audited consolidated financial statements for Parent and its Subsidiaries for the eight months ended December 31, 1996; and (d) the audited consolidated financial statements for Parent and its Subsidiaries, dated December 31, 1997 (all of the foregoing, collectively, "Parent Financial Statements"). The Parent Financial Statements present fairly in all material respects the consolidated financial position, results of operations, shareholders' equity and cash flow of Parent at the respective dates or for the respective periods to which they apply. Except as disclosed therein, such statements and related notes have been prepared in accordance with GAAP consistently applied throughout the periods involved (except, in the case of the unaudited financial statements, for the exclusion of footnotes and normal year end adjustments).

     5.9  UNDISCLOSED LIABILITIES.  Except as set forth on Schedule 5.9 hereto,
                                                           ------------
neither Parent nor any of its Subsidiaries has any debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities incurred in the ordinary course of business after December 31, 1997 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Parent and its Subsidiaries, taken as a whole; (b) liabilities reflected on the Parent Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

     5.10 COMPLIANCE WITH APPLICABLE LAWS. Parent or its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Parent and its Subsidiaries, as appropriate, and to carry on Parent's business as now conducted (the "Parent Permits"). To the knowledge of Parent, Parent and its Subsidiaries are in material compliance with all applicable laws, ordinances and regulations and the terms of the Parent Permits.

     5.11 BOARD OF DIRECTORS/SHAREHOLDER CONSENT. Both the Board of Directors of Parent and the Board of Directors and shareholder of Sub have, by unanimous written consent, adopted and approved this Agreement and the transactions contemplated hereby (including, without limitation, the Merger).

     5.12 BANKRUPTCY. Neither Parent nor any of its Subsidiaries has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

     5.13  ABSENCE OF CHANGES. Except as provided in Schedule 5.13 hereto, since
                                                     -------------
December 31, 1997, there has not been (a) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (b) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (c) any entry into any commitment or transaction material to Parent and its Subsidiaries, taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to Parent's capital stock; (e) any material change in Parent's accounting principles, practices or methods; (f) any split, combination or reclassification of any of Parent's capital stock, or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Parent's capital stock; or (g) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

     5.14 TAXES. Parent and its Subsidiaries have duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Parent and its Subsidiaries on or prior to the Closing Date. Parent and its Subsidiaries have duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Parent and its Subsidiaries (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the applicable Parent Financial Statement). As of the Closing Date, all deficiencies proposed as a result of any audits have been paid or settled.

     5.15 DISCLOSURE. No statement of fact by Parent or Sub contained herein and no written statement of fact furnished or to be furnished by Parent or Sub to SCE in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 CONDUCT OF BUSINESS BY SCE PENDING THE MERGER. From and after the date hereof, prior to the Effective Time, except as contemplated hereby, unless Parent shall otherwise agree in writing, SCE shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, use reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with SCE to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as contemplated hereby, unless Parent shall otherwise agree in writing, prior to the Effective Time, SCE shall not, directly or indirectly:

           (a) (i) declare, set aside, or pay any dividend on, or make any other distribution in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, any share of capital stock of SCE or any other equity security thereof or any right, warrant, or option to acquire any such share or other security;

           (b) issue, deliver, sell, pledge or otherwise encumber any share of its capital stock, any other voting security issued by SCE or any security convertible into, or any right, warrant or option to acquire any such share or voting security;

           (c) amend its Articles of Incorporation, Bylaws or other comparable organizational documents;

           (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Entity or division thereof, or (ii) any assets that are material, individually or in the aggregate, to SCE;

           (e) subject to a Lien or sell, lease or otherwise dispose of any of its properties or assets;

           (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt security of SCE, guarantee any debt security of another Person or enter into any "keep well" or other agreement to maintain the financial condition of another Person, make any loan, advance or capital contribution to, or investment in, any other Person, or settle or compromise any material claim or litigation; or

          (g) authorize any of, or commit or agree to take any of, the foregoing actions.

     6.2 ACCESS TO INFORMATION. From the date hereof through the Effective Time, SCE shall afford to Parent and Parent's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) upon reasonable prior notice and approval of SCE, which shall not be unreasonably withheld, to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. Parent and its accountants, counsel and other representatives shall, in the exercise of the rights described in this Section 6.2, not unduly interfere with the operation of the business of SCE.

     6.3 FILINGS; TAX ELECTIONS. SCE shall promptly provide Parent with copies of all filings made by SCE with any Governmental Entity in connection herewith and the transactions contemplated hereby. SCE shall, before settling or compromising any material income tax liability of SCE, consult with Parent and its advisors as to the positions and elections that will be taken or made with respect to such matter.

     6.4 PUBLIC ANNOUNCEMENTS. The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including applicable securities laws) or to obtain consents required hereunder, public disclosure of the transactions contemplated hereby shall be made only upon or after the consummation of the Merger. Any such disclosure shall be coordinated by Parent, and none of the SCE Shareholders shall make any such disclosure without the prior written consent of Parent.

     6.5 TRANSFER AND GAINS TAXES AND CERTAIN OTHER TAXES AND EXPENSES. Parent agrees that, to the extent it is legally able to do so, the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger.

     6.6 STATE TAX ASSUMPTION. SCE shall, prior to the Effective Time, have obtained a tax clearance certificate (the "Tax Clearance Certificate") from the California Franchise Tax Board ("FTB") and, in that connection, shall execute, and deliver to the FTB, a corporate assumption of tax liability ("State Tax Assumption"). Sub agrees to enter into an Assumption Agreement with SCE, substantially in the form of Exhibit "C" hereto, whereby Sub will assume the
                             -----------
State Tax Assumption ("Assumption Agreement").

     6.7 FURTHER ASSURANCES. From time to time after the Effective Time, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof.

     6.8 SCE STOCK RIGHTS. SCE shall, prior to the Closing Date, have canceled any stock options or other such rights granted to Universal Studios On-Line, Inc., pursuant to the Consulting

Agreement dated June 26, 1997, except for that Entity's entitlement to the 50,000 shares of SCE Stock reflected as its holding in Schedule 4.3(a) hereto.
                                                       ---------------

     6.9 SCE Assignments or Terminations. SCE shall, prior to the Closing Date, have (a) terminated, or made other arrangements satisfactory to Parent concerning, (i) any "Participation Share" (as defined therein) or other SCE payment obligation under the Dissolution and Mutual Release Agreement, dated as of August 18, 1997, with ZM Productions, Inc. and certain other parties; (ii) each of the employment agreements described in Schedule 6.9(a) hereto, including
                                               ---------------
any provisions thereunder entitling employees to securities (whether of SCE or of any successor corporation thereto), salary, automobile or other entitlements based on SCE profits or on commissions or project completions; (iii) the confidentiality agreement, dated November 10, 1997, with dCode Inc.; (iv) the Togglethis Software License Agreement, dated as of November 7, 1997, with Toggle Entertainment, Inc.; and (v) the Stock Purchase Agrement, dated March 19, 1998 with Lazarus Family Investments, LLC, including any preemptive rights or anti-dilution entitlements thereunder, subject to repayment, immediately prior to the Effective Time, of the related Promissory Note-Fixed Interest Rate, dated March 16, 1998 and in the amount of $50,000; (b) assigned to Parent (or, at Parent's discretion, to Sub), or made other arrangements satisfactory to Parent concerning, each of the leases or financing agreements described in Schedule
                                                                    --------
6.9(b) hereto; and (c) assigned to the Controlling Shareholder, in consideration
------
for his assumption and the counterparty's consent, or made other arrangements satisfactory to Parent concerning, SCE's rights and obligations under the Independent Producer Contract, dated as of February 1, 1998, with Gina Offerman.

     6.10 PURCHASER REPRESENTATIVE. With respect to the SCE Shareholders receiving Parent Stock in the Merger and listed on Schedule 4.31(c) hereto as
                                                   ----------------
not being accredited investors, (a) the Purchaser representative shall furnish to Parent, to Parent's satisfaction, a completed Purchaser Representative Questionnaire, substantially in the form of Exhibit "H" hereto; and (b) each
                                            -----------
such SCE Shareholder shall furnish to Parent a signed Purchaser Acknowledgement in connection therewith.


                                  ARTICLE VII

                             CONDITIONS PRECEDENT

     7.1 CONDITIONS TO OBLIGATION OF SCE AND THE SCE SHAREHOLDERS TO EFFECT THE MERGER. The obligation of SCE and the SCE Shareholders to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

           (a) Parent and Sub shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of Parent and Sub contained herein shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

           (b) (i) the appropriate officers of Parent shall have executed and delivered to SCE at the Closing, a closing certificate and incumbency certificate, substantially in the form of Exhibit "A-1" hereto, and (ii) the
                                          -------------
appropriate officers of Sub shall have executed and delivered to SCE at the

Closing, a closing certificate and incumbency certificate, substantially in the form of Exhibit "A-2" hereto;
        -------------

          (c)  Parent shall have obtained all of the Consents, if any, listed on
Schedule 7.1(c) hereto;
---------------

          (d) SCE shall have received corporate certificates of good standing for Parent and Sub, and a copy of the Certificate of Incorporation for Parent and Sub, respectively, both as certified by the Secretary of State of Delaware;

          (e) there shall have been delivered to each of the SCE Shareholders at the Closing, duly executed by Parent, an Agreement to be Bound to the Registration Rights Agreement of Parent, dated as of Closing Date (the "Agreement to be Bound to the Registration Rights Agreement"), substantially in the form of Exhibit "B" hereto;
            -----------

          (f) SCE shall have received the Tax Clearance Certificate from the FTB, and Sub shall have executed and delivered at the Closing the Assumption Agreement;

          (g) SCE shall have received, at the Closing, a duly executed opinion of counsel to Parent and Sub, substantially in the form of Exhibit "D" hereto;
                                                           -----------
and

          (h) SCE shall have received from Parent and Sub such other documents as SCE's counsel shall have reasonably requested, in form and substance reasonably satisfactory to SCE's counsel.

     7.2 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

          (a) SCE and the SCE Shareholders shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of SCE and the SCE Shareholders contained herein shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

          (b) Parent shall have completed its due diligence review of SCE and shall, in its sole and absolute discretion, be satisfied with the results of such review;

          (c) the appropriate officers of SCE shall have executed and delivered to Parent at the Closing, a closing certificate and incumbency certificate, substantially in the form of Exhibit "E" hereto.
                             -----------

          (d) SCE and the SCE Shareholders shall have obtained or caused to be obtained all of the Consents, if any, listed on Schedule 7.2(d) hereto;
                                                ---------------

          (e) there shall have been delivered to Parent at the Closing, duly executed by each of the SCE Shareholders receiving Parent Stock in the Merger,
(i) an Agreement to be Bound to the Stockholders' Agreement, substantially in the form of Exhibit "F" hereto; and (ii) an Agreement to be Bound to the
            -----------
Registration Rights Agreement, substantially in the form of Exhibit "B" hereto;
                                                            -----------

          (f) Parent shall have received a corporate certificate of good standing for SCE, and a copy of the Articles of Incorporation of SCE, both as certified by the Secretary of State of California;

          (g) as of the date three business days prior to the Closing Date the SCE Debt shall be no greater than $150,000;

          (h) SCE shall have furnished evidence to Parent's satisfaction of performance under Sections 6.8, 6.9(a), 6.9(b) and 6.10 hereof;

          (i) Parent shall have received, at the Closing, a duly executed opinion of counsel to SCE and the SCE Shareholders, substantially in the form of Exhibit "G" hereto;
-----------

          (j) Parent shall have received from SCE the Tax Clearance Certificate, indicating that, except as set forth in Schedule 4.20 hereto, no
                                                     -------------
taxes are owed by SCE to state or local taxing authorities in the State of California ;

          (k) Parent shall have received from SCE or the SCE Shareholders, as the case may be, such other documents as Parent's counsel shall have reasonably requested, in form and substance reasonably satisfactory to Parent's counsel; and

          (l) Parent shall have received evidence satisfactory to it that at the Closing the assets and properties used in the SCE Business are free and clear of all Liens other than Permitted Liens.


                                 ARTICLE VIII

                                INDEMNIFICATION


     8.1  INDEMNIFICATION BY PARENT.

          (a) Parent shall indemnify and hold the SCE Shareholders and SCE's directors, officers and employees (collectively, the "SCE Indemnified Parties") harmless from and against, and agree promptly to defend each of the SCE Indemnified Parties from and reimburse each of the SCE Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorney fees and other legal costs and expenses) (collectively, a "SCE Loss") that any of the SCE Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (i) any breach or inaccuracy of any of the representations and warranties made by Parent or Sub in or pursuant hereto, or in any instrument, certificate or affidavit delivered by Parent or Sub at the Closing in accordance with the provisions hereof;

                    (ii) any failure by Parent or Sub to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Parent pursuant hereto; and

                    (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.1(a).

          (b) Notwithstanding any other provision hereof to the contrary, Parent shall not have any liability under Section 8.1(a)(i) above (i) unless the aggregate of all SCE Losses for which Parent would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $50,000, and then only to the extent of such excess, (ii) for amounts in excess of $2,000,000 in the aggregate, and (iii) unless the SCE Shareholders have asserted a claim with respect to the matters set forth in Section 8.1(a)(i), or 8.1(a)(iii) to the extent applicable to Section 8.1(a)(i), within two years of the Effective Time. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a SCE Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.1(a)(i), (ii) or (iii) above.

     8.2  INDEMNIFICATION BY THE SCE SHAREHOLDERS.

          (a) The Controlling Shareholder and the SCE Shareholders shall, severally and not jointly, indemnify and hold Parent, Sub, Surviving Corporation and their respective shareholders, directors, officers and employees (collectively, the "Parent Indemnified Parties") harmless from and against, and agree to defend promptly each of the Parent Indemnified Parties from and reimburse each of the Parent Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other legal costs and expenses) (collectively, a "Parent Loss") that any of the Parent Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (i) in the case of the Controlling Shareholder, (A) any breach or inaccuracy of any of the representations and warranties made by SCE or the SCE Shareholders in or pursuant hereto, or in any instrument, certificate or affidavit delivered by any of the same at the Closing in accordance with the provisions hereof, (B) Section 4.20 hereof or Schedule 4.20 hereto, to the
                                              -------------
extent that liability for SCE's unpaid taxes (including any penalty or interest) exceeds $10,000, and (C) the Agreements described in Sections 6.9(a)(i) and 6.9(c) hereof;

                    (ii) in the case of each SCE Shareholder (including the Controlling Shareholder individually), any breach or inaccuracy of any of the representations and warranties made by such SCE Shareholder in or pursuant hereto (specifically, those contained in Sections 4.2, 4.3(b), 4.5, 4.31, 4.32.
4.33 and 4.34 hereof), or in any instrument, certificate or affidavit delivered by any of the same at the Closing in accordance with the provisions hereof;

          (iii) any failure by SCE or any of the SCE Shareholders to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by SCE pursuant hereto; and

          (iv) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.2.

     (b) Notwithstanding the above, none of the SCE Shareholders shall have any liability under Section 8.2(a) above (i) unless the aggregate of all Parent Losses for which the SCE Shareholders would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $50,000, and then only to the extent of such excess, (ii) for amounts in excess of $2,000,000 in the aggregate, and (iii) unless Parent has asserted a claim with respect to the matters set forth in Sections 8.2(a)(i), (ii) or (iii), or 8.2(a)(iv) (to the extent applicable to Section 8.2(a)(i), (ii) or (iii) within two years of the Effective Time, except with respect to the matters arising under Sections 4.18, 4.19, 4.20 or 4.24 hereof, in which event Parent must have asserted a claim within the applicable statute of limitations. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a Parent Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.2(a)(i),
(ii), (iii) or (iv) above.

     8.3  NOTIFICATION OF CLAIMS; ELECTION TO DEFEND

          (a) A party entitled to be indemnified pursuant to Section 8.1 or 8.2 hereof, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification hereunder. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VIII within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

          (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 8.3(a) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 8.1 or 8.2 hereof, as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party. Notwithstanding anything to the contrary in the preceding sentence, if the Indemnified Party (i) reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof), and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any Claim at its own expense (except to the extent provided in the preceding sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the preceding sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a Claim) after receipt of the notice of Claim given by the Indemnified Party to the Indemnifying Party under Section 8.3(a) hereof, of its election to defend in good faith any such third party Claim. For so long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except (i) to the extent required for defense of the relevant Claim, or (ii) as required by law or court order. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including a settlement) has been reached with respect to any Claim contested pursuant to this Section 8.3(b), the Indemnifying Party shall satisfy its obligations hereunder with respect thereto. Any amount paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     9.1 TERMINATION. This Merger Agreement may be terminated at any time prior to the Effective Time:

          (a)  by mutual written consent of Parent and SCE;

          (b) by SCE, upon a material breach hereof on the part of Parent or Sub which has not been cured and which would cause any condition set forth in
Section 7.1 hereof to be incapable of being satisfied by May 15, 1998;

          (c) by Parent, upon a material breach hereof on the part of SCE or any of the SCE Shareholders which has not been cured and which would cause any condition set forth in Section 7.2 hereof to be incapable of being satisfied by May 15, 1998;

          (d) by Parent, if the condition set forth in Section 7.2(b) hereof shall not have been satisfied in Parent's sole and absolute discretion;

          (e) by Parent or SCE if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable; or

          (f) by either Parent or SCE if the Merger shall not have been consummated on or before May 15, 1998 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations hereunder).

     9.2  FEES AND EXPENSES.


          (a) If the Merger is consummated, all costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Surviving Corporation; provided, however, that the SCE Shareholders shall pay all fees and expenses (including agents, counsel and other advisors) of SCE and themselves.

          (b) If the Merger is not consummated for a reason other than the willful and material breach hereof by a party, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

          (c) If the Merger is not consummated because of a willful and material breach hereof by any party, the nonbreaching party or parties shall be entitled to pursue all legal and equitable remedies against the breaching party for such breach including specific performance and all fees and expenses incurred by the nonbreaching party or parties in connection with enforcing its or their rights hereunder with respect to such breach shall be paid by the breaching party.

     9.3 AMENDMENT. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the SCE Shareholders, but, after such approval, no amendment shall be made which (i) changes the form or decreases the amount of the consideration to be received in the Merger, (ii) in any way materially adversely affects the rights of the SCE Shareholders, or
(iii) under applicable law would require approval of the SCE Shareholders, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of the SCE Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto, provided that after the Effective Time, any such amendment must be signed by the former holders of a majority of the SCE Stock.

     9.4 WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                              GENERAL PROVISIONS

     10.1 SURVIVAL; RECOURSE. None of the agreements contained herein shall survive the Merger, except that (i) the agreements contained in Article III hereof, the covenants contained in Article VI hereof, the obligations to indemnify contained in Article VIII hereof and the agreements of the Surviving Corporation referred to in Sections 10.9 and 10.10 hereof, shall survive the Merger (except to the extent a shorter period of time is explicitly specified therein) and (ii) the representations and warranties made in Articles IV and V hereof shall survive the Merger, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of SCE or Parent, and shall bind the legal representatives, assigns and successors of SCE, the SCE Shareholders and Parent, for a period of two years after the Closing Date (other than the representations and warranties contained in Sections 4.18, 4.19, 4.20 and 4.24 hereof, which shall survive for the applicable statute of limitations).

     10.2 NOTICES. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to SCE:            Spin Cycle Entertainment
                           100 Universal City Plaza MT-27
                           Universal City, CA 91608
                           Attention:  Mr. Stephen P. Jackson, Pres. and CEO
                           Telephone:  (818) 777-8432
                           Telecopy:   (800) 329-3925

     With a copy to:       James K. Baer, Esq.
                           Strategic Law Partners
                           333 S. Grand Ave., Ste. 3950
                           Los Angeles, CA 90071
                           Telephone: (213) 617-8960
                           Telecopy:  (213) 617-8961

     If to the SCE         To the address listed under the signature
     Shareholders:         line of the applicable SCE Shareholder

     If to Parent or Sub:  IXL Holdings, Inc.
                           Two Park Place
                           1888 Emery St., 2nd Floor
                           Atlanta, GA 30318
                           Attention:  Mr. James V. Sandry, Exec. V.P. and CFO
                           Telecopy:  404/267-3801
                           Telephone: 404/267-3800

     With copies to:      Minkin & Snyder, A Professional Corporation
                          One Buckhead Plaza
                          3060 Peachtree Rd., Ste. 1100
                          Atlanta, GA 30305
                          Attention:  James S. Altenbach, Esq.
                          Telecopy:  404/233-5824
                          Telephone:  404/261-8000

     and to:              Kelso & Company
                          320 Park Ave., 24th Floor
                          New York, NY 10032
                          Attention:  James J. Connors II, Esq.
                          Telecopy:  212/223-2379
                          Telephone:  212/751-3939

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     10.3 ENTIRE AGREEMENT. This Agreement and the documents, schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein.

     10.4 ASSIGNMENTS; PARTIES IN INTEREST Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the rights, interests, and obligations of Sub hereunder may be assigned to any direct wholly owned Delaware subsidiary of Parent without such prior consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.

     10.5 GOVERNING LAW. This Agreement, except to the extent that the GCL or the DGCL is mandatorily applicable to the Merger or the rights of the SCE Shareholders or the other parties hereto with respect to the Merger, shall be governed in all respects by the laws of the State of Georgia (without giving effect to the provisions thereof relating to conflicts of law).

     10.6 HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof.

     10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

     10.8 SEVERABILITY. If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     10.9 POST-CLOSING ACCESS. For a period of three years after the Closing Date, the SCE Shareholders and their agents and representatives shall have reasonable access to the books and records of the SCE Business.

     10.10 POST-CLOSING NOTICE. To the extent the Surviving Corporation receives written notice of any event or circumstance that materially affects any of the SCE Shareholders, the Surviving Corporation shall promptly notify the affected SCE Shareholder of such matter, information, or event and shall provide them with copies of all relevant documentation or correspondence in connection thereto.

     10.11  CERTAIN DEFINITIONS.  As used herein:

            (a) the term "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the SCE Real Property or interfering with the ordinary conduct of any of the SCE Business; and (e) those Liens listed on Schedule 10.11;
                              --------------

            (b) (i) any representation or warranty stated to be made "to the knowledge" of a party shall refer to such party's knowledge following reasonable inquiry as to the matter in question; and (ii) any representation or warranty stated to be made "to the knowledge of SCE" shall refer to the knowledge, subject to clause (i) above, of any of the SCE Shareholders; and

            (c) the term "Subsidiary" or "Subsidiaries" means any Entity of which Parent (either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of which are entitled to more than 50% of the vote for the election of the board of directors or other governing body of such Entity (including, without limitation, Sub); provided, however, that with respect to the Parent, the terms "Subsidiary" and "Subsidiaries" shall not include SCE or University Netcasting, Inc.

                     - SIGNATURES ON THE FOLLOWING PAGE -

     IN WITNESS WHEREOF, Parent, Sub and SCE have caused this Agreement to be signed and delivered by their respective officers thereunder duly authorized, and each SCE Shareholder has signed and delivered this Agreement, all as of the date first written above.


                              "SCE"


                              SPIN CYCLE ENTERTAINMENT, a California corporation

                              By: /s/ Stephen P. Jackson
                                 ---------------------------------------
                              Title: President
                                    ------------------------------------

                              "PARENT"

                              IXL HOLDINGS, INC., a Delaware corporation

                              By: /s/ James V. Sandry
                                 ---------------------------------------
                              Title: Executive VP
                                    ------------------------------------

                              "SUB"

                              iXL-LOS ANGELES, INC., a Delaware corporation

                              By: /s/ James V. Sandry
                                 ---------------------------------------
                              Title: Executive VP
                                    ------------------------------------

                 - SIGNATURES CONTINUE ON THE FOLLOWING PAGE -

                        "SCE SHAREHOLDERS"

                        /s/ Stephen P. Jackson
                        -----------------------------------------
                        Stephen P. Jackson

                        Address:   291 S. Glenroy
                                   Los Angeles, CA 90049


                        /s/ Kevin Davis
                        -----------------------------------------
                        Kevin Davis

                        Address:   10926 Moorpark St. #11
                                   West Toluca Lake, CA 91602


                        /s/ Melissa Shenkin
                        -----------------------------------------
                        Melissa Shenkin


                        Address:   12203 Idaho Ave., #301
                                   Los Angeles, CA 90025


                        /s/ Crile Carvey Jr.
                        -----------------------------------------
                        Crile Carvey Jr.


                        Address:   4123 1/2 Toluca Lake Ave.
                                   Burbank, CA 91505


                        /s/ Paul Rioux
                        -----------------------------------------
                        Universal Studios On-Line, Inc.

                        Address:   10 Universal City Plaza 509-32
                                   Universal City, CA 91608


                        /s/ Jonathan Grotenstein
                        -----------------------------------------
                        Jonathan Grotenstein

                        Address:   7460 Hollywood Blvd., #2
                                   Los Angeles, CA 90046


                        /s/ James Saunders
                        ----------------------------------------
                        James Saunders

                        Address:   12203 Idaho Ave., #301
                                   Los Angeles, CA 90025

                         /s/ John Tomich
                         -----------------------------------------
                         John Tomich

                         Address:  326 N. Alta Vista
                                   Los Angeles, CA 90036


                         /s/ Roland V. Plukas
                         -----------------------------------------
                         Roland Plukas

                         Address:  1047 2nd St., #10
                                   Santa Monica, CA 90403

                           /s/ John Lazarus
                         -----------------------------------------
                         Lazarus Family Investments LLC

                         Address:  2835 82nd Ave. SE
                                   Mercer Island, WA 98040


                         /s/ Doug Hauck
                         -----------------------------------------
                         Doug Hauck

                         Address:  3624 Mandeville Canyon Rd.
                                   Los Angeles, CA 90049



                         /s/ Nicholas Scalurro
                         -----------------------------------------
                         Nicholas Scalurro

                         Address:  672 S. Ave. 21, Studio #1
                                   Los Angeles, CA 90031



                         /s/ Stephen Hyland
                         -----------------------------------------
                         Stephen Hyland

                         Address:  245 W. Loraine St., #317
                                   Glendale, CA 91202



                         /s/ Jim Beard
                         -----------------------------------------
                         Jim Beard

                         Address:  11707 Sunset Blvd., #20
                                   Los Angeles, CA 90046

                         /s/ Brenna Shenkin
                         ----------------------------------------
                         Brenna Shenkin


                         Address:  10926 Huston St., #104
                                   Toluca Lake, CA 91601


                         /s/ Megan Odell
                         ----------------------------------------
                         Megan Odell

                         Address:  319 N. Hollywood Way, #3
                                   Burbank, CA 91505

                                   EXHIBITS
                                   --------


Parent's Closing Certificate....................................  Exhibit A-1

Sub's Closing Certificate.......................................  Exhibit A-2

Agreement to Be Bound to the Registration Rights Agreement......  Exhibit B

Assumption Agreement............................................  Exhibit C

Opinion of Counsel to Parent and Sub............................  Exhibit D

SCE Closing Certificate.........................................  Exhibit E

Agreement to be Bound to the Stockholders' Agreement............  Exhibit F

Opinion of Counsel to SCE.......................................  Exhibit G

Purchaser Representative Questionnaire and Acknowledgement......  Exhibit H

                                SCHEDULE 3.1(B)
                                ---------------

                        SCE SHAREHOLDERS RECEIVING CASH

                                 SCHEDULE 4.1
                                 ------------

                          ARTICLES AND BYLAWS OF SCE

                                SCHEDULE 4.3(A)
                                ---------------

                               SCE SHAREHOLDERS

                                SCHEDULE 4.3(B)
                                ---------------

                             LIENS ON STOCK OF SCE

                                 SCHEDULE 4.5
                                 ------------

                Conflicts, Required Filings and Consents of SCE

                                 SCHEDULE 4.7
                                 ------------

                    EXCEPTIONS TO ABSENCE OF CHANGES OF SCE


                                 SCHEDULE 4.8
                                 ------------

                        UNDISCLOSED LIABILITIES OF SCE

                                 SCHEDULE 4.9
                                 ------------

                   EXCEPTIONS TO TITLE TO PROPERTIES OF SCE

                                 SCHEDULE 4.10
                                 -------------

                             BAD EQUIPMENT OF SCE

                                 SCHEDULE 4.12
                                 -------------

                         LIENS ON REAL PROPERTY OF SCE

                                 SCHEDULE 4.13
                                 -------------

                                 LEASES OF SCE

                                 SCHEDULE 4.14
                                 -------------

                               CONTRACTS OF SCE

                                 SCHEDULE 4.15
                                 -------------

                         DIRECTORS AND OFFICERS OF SCE

                                 SCHEDULE 4.17
                                 -------------

                               LITIGATION OF SCE

                                 SCHEDULE 4.18
                                 -------------

                 EMPLOYEE BENEFIT PLANS/LABOR RELATIONS OF SCE

                                 SCHEDULE 4.19
                                 -------------

                              ERISA ISSUES OF SCE

                                 SCHEDULE 4.20
                                 -------------

            EXCEPTIONS TO TAXES OF SCE BEING TIMELY FILED AND PAID

                                 SCHEDULE 4.21
                                 -------------

                                PERMITS OF SCE

                                 SCHEDULE 4.23
                                 -------------

                                BROKERS OF SCE

                                 SCHEDULE 4.25
                                 -------------

             INTEREST IN CUSTOMERS, SUPPLIERS & COMPETITORS OF SCE

                                 SCHEDULE 4.28
                                 -------------

                           INSURANCE POLICIES OF SCE

                               SCHEDULE 4.31(B)
                               ----------------

                          ACCREDITED INVESTORS OF SCE

                               SCHEDULE 4.31(C)
                               ----------------

                        NON-ACCREDITED INVESTORS OF SCE

                                 SCHEDULE 5.1
                                 ------------

           CERTIFICATE OF INCORPORATION AND BYLAWS OF PARENT AND SUB

                                 SCHEDULE 5.3
                                 ------------

          CONFLICTS, REQUIRED FILINGS AND CONSENTS OF PARENT AND SUB

                                 SCHEDULE 5.4
                                 ------------

                               PARENT LITIGATION

                                 SCHEDULE 5.5
                                 ------------

                            PARENT AND SUB BROKERS

                                 SCHEDULE 5.6
                                 ------------

                           CAPITALIZATION OF PARENT

                                 SCHEDULE 5.7
                                 ------------

                            SUBSIDIARIES OF PARENT

                                 SCHEDULE 5.9
                                 ------------

                        PARENT UNDISCLOSED LIABILITIES

                                 SCHEDULE 5.13
                                 -------------

                  EXCEPTIONS TO ABSENCE OF CHANGES OF PARENT

                                SCHEDULE 6.9(A)
                                ---------------

                   TERMINATION OF SCE EMPLOYMENT AGREEMENTS

                                SCHEDULE 6.9(B)
                                ---------------

                TERMINATION OF LEASES AND FINANCING AGREEMENTS

                                SCHEDULE 7.1(C)
                                ---------------

                                PARENT CONSENTS

                                SCHEDULE 7.2(D)
                                ---------------

                                 SCE CONSENTS

                                SCHEDULE 10.11
                                --------------

                                PERMITTED LIENS